   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 24, 1998.

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14A-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                     AMERICAN BANKERS INSURANCE GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                      AMERICAN INTERNATIONAL GROUP, INC.
--------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

 [X]  No Fee required.

 [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11:

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which the transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

On February 23, 1998, American International Group, Inc. and AIGF, Inc. filed the following Reply Memorandum In Support of Their Motion for an Emergency Hearing and for Expedited Discovery in the U.S. District Court for the Southern District of Florida.

                          UNITED STATES DISTRICT COURT
                          SOUTHERN DISTRICT OF FLORIDA
                                 MIAMI DIVISION


AMERICAN INTERNATIONAL GROUP, INC.;                   Case No. 98-0247-CIV-MOORE
AND AIGF, INC.,                                       Magistrate Judge Johnson

                           Plaintiffs,

v.

CENDANT CORPORATION; and
SEASON ACQUISITION CORP.,

                           Defendants.

------------------------------/


             PLAINTIFFS' REPLY MEMORANDUM IN SUPPORT OF THEIR MOTION
              FOR AN EMERGENCY HEARING AND FOR EXPEDITED DISCOVERY
             -------------------------------------------------------

         Plaintiffs American International Group, Inc. and AIGF, Inc. (collectively "AIG") submit this reply memorandum in further support of their Motion for an Emergency Hearing and for Expedited Discovery ("Def. Mem.").

         On March 4 and March 6, 1998 -- nine and eleven days from now -- the shareholders of American Bankers Insurance Group, Inc. ("American Bankers") will decide whether to vote in favor of a merger (the "AIG Merger") between American Bankers and AIG. Defendants Cendant Corporation and Season Acquisition Corp. oppose the AIG Merger, and are actively soliciting American Bankers' shareholders for proxies to vote against the AIG Merger. Cendant has based its aggressive proxy campaign on the alleged superiority of Cendant's own offer to acquire American Bankers, and in so doing has illegally disseminated false and misleading statements in violation of the federal securities laws.

         AIG brought this action to stop Cendant's campaign of misrepresentations and sought preliminary injunctive relief before the shareholder meetings. AIG seeks limited expedited discovery sufficiently prior to the injunction hearing so that it can make its application for injunctive relief on a full record. As shown below, failure to permit AIG to take limited discovery on narrow issues prior to an injunction hearing will unduly prejudice AIG. Moreover, Cendant has failed to demonstrate that it will be burdened or prejudiced by the extremely limited and narrow discovery that AIG seeks.

         The key issues on which AIG seeks injunctive relief and expedited discovery are:

         - Cendant has touted its stock as a key element of its competing offer for American Bankers, without filing and circulating to American Bankers' shareholders a registration statement and prospectus for its stock. In response to this action and, we believe, demands of the Staff of the SEC, Cendant filed a preliminary registration statement late on Friday, February
                  20. If Cendant promptly circulates that registration statement to American Bankers' shareholders and if it discloses relevant and material financial information about Cendant, its plans for American Bankers, appropriate risk disclosures and disclosures about the compensation of Mr. Silverman and other executive officers -- that is, information that American Bankers' shareholders need to make an informed decision on March 4 and March 6, then AIG's claims premised on Cendant's failure to file a registration statement (Amended Complaint Paragraphs 68-75) are moot.

         - Cendant has intentionally failed to disclose to American Bankers' shareholders that under the laws of five of the six states in which American Bankers' U.S. insurance subsidiaries are domiciled --Arizona, Georgia, New York, South Carolina and Texas -- Cendant cannot hold or vote the proxies it is soliciting from American Bankers' shareholders if those proxies represent more than 9.2% of American Bankers' common shares. Under state law, holding proxies in excess of 10% of a domestic insurer's voting securities is presumed to be "control" of any insurer which requires prior regulatory approval.

         Although Cendant denigrates AIG's claims, labeling them as "absurd" and an eleventh hour "concoction,"(1) Cendant has already conceded the correctness of AIG's Section 5 claim by filing a preliminary registration statement. Moreover, on February 19, 1998 the office of the Attorney

--------
(1) Just last week, Henry Silverman, President and CEO of Cendant, publicly admitted the truth of some of the key allegations in AIG's Amended Complaint (see Amended Complaint, P. 26):

         "I was an employee of Reliance. Yes, we issued high-yield bonds through Drexel as did half the Fortune 500. Basically, what [AIG] says is true," he said. "Companies where I worked did go into bankruptcy several years after I left. Is it a stretch to say it has anything to do with me? No, but so what? . . ."

(See Exhibit A, Henry Silverman interview with National Underwriter, dated February 16, 1998).

General of the State of Arizona squarely agreed with AIG's position on the proxy issue and issued an opinion (attached as Exhibit B) confirming that Cendant cannot hold or vote proxies in excess of 10% of American Bankers' shares without violating state law:

         We believe [Cendant's] proxy solicitation [of American Bankers' shareholders to vote against the AIG Merger] will constitute an agreement to acquire control of an insurer, within the meaning of A.R.S. Sections 20-481(3) and 20-481.02(a), in the event Cendant obtains proxies which provide it with the power to vote 10% or more of ABIG's voting stock. At that time, if Cendant's voting power meets or exceeds the 10% threshold, the proxy solicitation will be deemed to be an agreement to acquire control of a domestic insurer or a person who controls a domestic insurer, and the filing and approval of a Form A from Cendant will be required prior to effectuation of the agreement (i.e. voting of the proxies).

         To the extent of its impact upon the acquisition of control of the Arizona domiciled subsidiaries of ABIG, there are significant ramifications for Cendant if the proxy solicitation ultimately constitutes an agreement and Cendant proceeds to vote the proxies without Form A approval. The proxies will not be effective as a matter of law, pursuant to A.R.S. Section 20-481.02(D). The proxies may not be counted for quorum purposes at the shareholders' meetings nor may they be voted pursuant to A.R.S. Section 20-481.29(B). The failure to obtain Form A approval will be deemed a violation of A.R.S. Section 20-481 et. seq. and will constitute a Class I misdemeanor. A.R.S. Section 20-481.33(1) and 20-481.26(D). Additionally, there are provisions for injunctive and equitable relief, sequestration of the affected securities, monetary penalties, and administrative disciplinary action and special action relief. A.R.S. Sections 20-481.26, 20-481.28, and 20-481.30.

                                    ARGUMENT

A. AIG Has Demonstrated "Exceptional Circumstances" Justifying Relief from the Automatic Stay.
         Congress enacted the stay of discovery provisions of the Litigation Reform Act, 15 U.S.C. Section 78u-4(b)(3)(B), in response to burdensome discovery sought by plaintiffs in meritless strike suits that had flooded the court. See Statement of Managers -- The Private Securities Litigation Reform Act of 1995, 141 Cong. Rec. H13699, H13701, H. Rep. 104-369 at 59. Here, AIG's claims obviously have merit: Cendant has filed a preliminary registration statement and the office of the Attorney General of Arizona has stated that Cendant would violate Arizona law by voting proxies representing more than 10% of American Bankers' voting securities.

         The Litigation Reform Act provides for relief from the automatic stay of discovery "where particularised discovery is necessary. . . to prevent undue prejudice." 15 U.S.C. Section 780 - 4(b)(3)(B). Case law supports AIG's claim for limited discovery under this standard. AIG's request for documents contains three limited categories of documents. Cendant has failed to show how it will be burdened by such limited and particularized discovery. Request No. 3 seeks documents concerning communications with the six relevant state insurance departments regarding Cendant's proposed acquisition or its solicitation of proxies. The letter from the Arizona Attorney General is an example of the documents AIG seeks. Documents responsive to AIG's request for communications with the SEC and drafts of the registration statement (Requests Nos. 1 and 2) are similarly narrow. Cendant can comply with these requests with no burden whatsoever.

         Even the court in Medical Imaging Centers of America, Inc., 917 F. Supp. 717 (S.D. Cal. 1996) (Def. Mem. at 5-6), recognized that if the plaintiff "had shown that the discovery stay would prejudice it because [defendant] would be shielded from eventual liability for any material violations of the securities laws, the Court would find that an "undue prejudice" exception to the statutory stay had been shown." 917 F. Supp. at 720 n.3. Here, absent expedited discovery and preliminary injunctive relief prior to March 4 and March 6, 1998, American Bankers' shareholders will receive a prospectus circulated an adequate time before the vote, and shareholders will be disenfranchised because without regulatory approval (which Cendant has not obtained) "[t]he proxies will not be effective as a matter of law" and "may not be counted for quorum purposes at the shareholders' meetings nor may they be voted." (Arizona Attorney Gen. Letter at 1).

B.       AIG Has Satisfied the Standard for Expedited Discovery.

         Cendant, citing case law from outside this district, repeatedly asserts that AIG must demonstrate "irreparable injury" before a request for expedited discovery can be granted. No case in this district imposes such a requirement. Under governing law, only "unusual" circumstances need be shown. Fimab-Finanziaria Maglificio Biellese Fratelli Fila S.p.A. v. Helio Import/Export, Inc., 601 F.Supp. 1, 3 (S.D. Fla. 1983) ("Expedited discovery should be granted when some unusual circumstances or conditions exist that would likely prejudice the party if he were required to wait the normal time."). Here, unusual circumstances clearly exist.

         Cendant seeks to corrupt the March 4 and 6 votes of American Bankers shareholders, and to disenfranchise shareholders from whom it obtains proxies. The Supreme Court has recognized the threat of irreparable injury and need for injunctive relief prior to a shareholder vote if the vote will be affected by false and misleading statements or if the shareholders will be disenfranchised. Piper v. Chris-Craft Indus., 430 U.S. 1, 41-42 (1976) ("[I]n corporate control contests the stage of preliminary injunctive relief, rather than post-context lawsuits 'is the time when relief can best be given.'") (citations omitted). See also Onbancorp, Inc. v. Holtzman, 956 F.Supp. 250, 254 (N.D.N.Y. 1997) ("In the proxy solicitation context, '[i]rreparable injury results from the use of false and misleading proxies when the free exercise of shareholders' voting rights will be frustrated.") (citing Krauth v. Executive Telecard, Ltd., 890 F.Supp. 269, 287 (S.D.N.Y. 1995) (citations omitted); International Banknote Co., Inc.
v. Muller, 713 F. Supp. 612, 623 (S.D.N.Y. 1989) ("Courts have consistently found that corporate management subjects shareholders to irreparable harm by denying them the right to vote their shares or unnecessarily frustrating them in their attempt to obtain representation on the board of directors.") (citations omitted); Bank of New York v. Irving Bank Corp., 528 N.Y.S.2d 482, 484 (N .Y. Sup. Ct. 1988) (irreparable harm if corporate electoral process is tainted).

         Cendant asserts that there can be no irreparable injury because the Court can always nullify the vote later if the Court finds that Cendant violated the federal securities laws. This is not the course followed by most courts, including the Supreme Court, and for good reason. Indeed, Cendant conspicuously fails to address Lewis v. General Employment Services, 1991 WL 11383 at *3 (N.D. Ill. Jan. 21, 1991) (see AIG Mem. at 10, Exhibit D):

         Defendants suggest, however, that the Court should refrain from acting at this point because they claim the Court could later undo the damage caused by an illegal proxy. . . . The Court sees no reason to permit the shareholder vote to be taken on potentially misleading and incomplete information when the Court can enjoin the vote today to protect the integrity of corporate suffrage based upon complete and accurate information.

         Defendants' heavy reliance on Judge Spellman's two-page decision 15 years ago in Pearce v. Southeast Banking Corp., 97 F.R.D. 535, 537 (S.D. Fla.
1983), is misplaced. (2) In Pearce, Judge Spellman denied a request for expedited discovery by a stockholder of Southeast Banking Corporation who threatened to file (but had not actually filed) a motion for preliminary injunction seeking to enjoin the bank's annual shareholder meeting. Here, in contrast, AIG has filed a motion for a preliminary injunction and seeks narrow discovery and preliminary relief unlike the far broader and more burdensome discovery and relief subject in Pierce. Id. at 537 ("expedited discovery might work a great hardship on Defendants, requiring them to present themselves for deposition on very short notice. This is particularly true in this case, as the officers and directors of the Bank are persons of considerable stature in the business community.").

C.       AIG Has Established Actual Success on the Merits.

         Cendant argues in essence that AIG must establish that it is entitled to a preliminary injunction before it can obtain discovery clearly relevant to the determination whether an injunction should issue. The Court need not decide this self-evidently circular proposition, because AIG can prove that it will prevail on the merits.

--------

(2) Defendants' reliance on Delaware authorities is equally surprising. The court In re Western National Corp. Shareholders Litig., 1998 WL 51733 at *2 (Del. Ch. Feb. 3, 1998) (Def. Mem. at 9) recognized that injunctive relief and expedited discovery would be appropriate where, as here, the claims involved "the importance of ensuring that the shareholder vote was a valid expression of shareholder choice" and that the "shareholders' vote will not be an accurate expression of shareholders' knowing choice." Defendants' other authorities (Def. Mem. at 11) are similarly distinguishable. In Notaro v. Koch, 95 F.R.D. 403, 404-05 (S.D.N.Y. 1982), the court denied a request for expedited discovery from members of a political party who sought to take the deposition of New York City's Mayor and gubernatorial candidate Ed Koch on an expedited basis to support legal claims that the court found had "gaps." In Crown Crafts, Inc. v. Aldrich, 148 F.R.D. 151, 152-53 (E.D.N.C. 1993), the court denied a request to depose corporate officers on 5 days' notice where the only injury could be remedied by money damages and the defendant had represented that it intended to apply for a statutorily-authorized stay of the entire proceedings. In Irish Lesbian and Gay Organization v. Giuliani, 918 F. Supp. 728, 731 (S.D.N.Y. 1996), the court denied a request for expedited discovery, where the request sought documents going back over a 10 year period and was a "broadside not reasonably tailored to the time constraints under which both parties must proceed or to the specific issues that will have to be determined at the preliminary injunction hearing." In Gibson v. Bagas Restaurants, Inc., 87 F.R.D. 60, 61 (W.D. Mo.
1986), the plaintiff simply stated that he wished to be "better prepared" for an upcoming hearing and presented no "unusual" circumstances justifying expedited discovery.

         1. AIG's Claims Are Not Moot. Cendant argues that by filing AIG's Amended Complaint with the Securities and Exchange Commission as an exhibit to Cendant's Schedule 14D-1, it has rendered the Amended Complaint "moot." Cendant in effect argues that it can freely violate the federal securities laws and, upon being sued, simply file the complaint with the SEC and argue that any disclosure claims are moot. On its face, this argument is absurd. Nothing in Cendant's Schedule 14D-1 filing prevents Cendant from soliciting, acquiring and voting proxies representing over 10% of American Bankers' voting securities in violation of state law -- conduct that will disenfranchise American Bankers' shareholders unless promptly enjoined. Moreover, nothing in the 14D-1 amendment admits that Cendant has in fact violated the federal securities laws or provides disclosure as to how Cendant intends to remedy the situation. Furthermore, Cendant did not distribute its Schedule 14D-1 amendment to American Bankers' shareholders. Thus, Cendant's assertion that its Schedule 14D-1 is the equivalent of appropriate "corrective disclosure" is without merit. United Paperworkers Int'l. Union v. Int'l Paper Co., 985 F.2d 1190, 1199 (2d Cir. 1993) ("Corporate documents that have not been distributed to shareholders entitled to vote on the proposal should rarely be considered part of the total mix of information reasonably available to those shareholders.")

         2. Cendant will Continue to Violate Section 14(a) Until It Circulates a Prospectus to American Bankers' Shareholders. Although, in response to pressure from the SEC and AIG, Cendant has finally filed a preliminary registration statement, it has not yet filed a final registration statement or circulated a prospectus to American Bankers' shareholders. Until Cendant does so, it has failed to comply with the securities laws, and AIG's claims are not moot.

         3. Cendant Has Violated Section 14(a) by Failing to Disclose that it Cannot Hold Proxies to Vote More than 10% of American Bankers' Outstanding Shares Without Prior Regulatory Approval. Five of the six states in which American Bankers' insurance subsidiaries are domiciled -- Arizona, Georgia, South Carolina, New York and Texas -- presume "control" if a person holds proxies representing more than 10% of an insurance company's voting securities, and require approval from state insurance regulators before a person can exercise such control. Cendant has failed to disclose this material fact to American Bankers' shareholders. Thus, shareholders who gave proxies to Cendant after the 10% threshold has been passed will be disenfranchised.

         Despite Cendant's characterization of AIG's position as "strange" and "desperate" (Def. Mem. at 14), Cendant cannot avoid the plain language of the statutes, which presume control by anyone controlling proxies for 10% or more of an insurance company's shares. (For the Court's convenience, we have reproduced in Exhibit C hereto each definition of control under the relevant state statutes.) Cendant's argument that its solicitation of revocable proxies against the AIG Merger will not result in a change of control of American Bankers and is "only for the limited purpose of voting for or against the AIG Merger Proposal -- not in favor of any transaction with Cendant" (Def. Mem. at 15) is also wrong. The only reason Cendant is soliciting American Bankers' shareholders to vote against the AIG Merger is so that Cendant can itself acquire American Bankers.

         The Office of the Attorney General of the State of Arizona has declared that Cendant's acquisition or voting of proxies representing more than 10% of American Bankers' common shares will violate Arizona law unless Cendant obtains prior regulatory approval. AIG's request for any documents reflecting communications with state regulators on this point is obviously relevant to whether other regulators have sent similar communications to Cendant.

         4. The Williams Act Does Not Pre-empt State Regulation of Persons Seeking to Control Insurers. Cendant's assertion that enjoining Cendant from soliciting or voting proxies would "impermissibly interfere with interstate commerce and run afoul of federal pre-emption of the Williams Act" is incorrect. First, this argument is inapplicable to AIG's disclosure claim under Section 14(a) of the Exchange Act -- shareholders obviously would find it material to know that their proxies will be null and void and violate state law once Cendant crosses the 10% threshold. J.I. Case Co. v. Borak, 377 U.S. 426, 431 (1964) (Congress passed Section 14(a) to ensure shareholders voted on a fully informed basis.).

         Second, federal law explicitly grants to the States power to "broadly ...give support to the existing and future state systems for regulating and taxing the business of insurance." Prudential Ins. Co. v. Benjamin, 328 U.S. 408, 429 (1946); see also McCarran-Ferguson Act, 15 U.S.C.

Section 1011 et seq.(3) The power to approve or disapprove changes in control is clearly a vital part of the regulation of insurance. Indeed, "state authority in the area of insurance regulation should enjoy a presumption of validity." Professional Investors Life Ins. Co. v. Roussel, 528 F. Supp. 391, 402 (D. Kan.
1981).

         The Williams Act, which regulates the process of tender offers, was enacted in order to "protect the investor not only by furnishing him with the necessary information but also by withholding from management on the bidder any undue advantage that could frustrate the exercise of an informed choice." Edgar
v. MITE Corp., 457 U.S. 624, 634 (1982); see also WLR Foods, Inc. v. Tyson Foods, Inc., 65 F.3d 1172, 1179 ("[w]hile the Williams Act governs the process of tender offers, it leaves to the states the power to regulate substantive matters of corporate governance."); Amanda Acquisition Corp. v. Universal Foods Corp., 877 F.2d 496, 502 (7th Cir. 1989) (federal courts reluctant to infer preemption of "state law in areas traditionally regulated by the States" and observing that "States have regulated corporate affairs including mergers and sales of assets, since before the beginning of the nation.") (citations omitted). An order enjoining Cendant from soliciting proxies in violation of state insurance law will do no violence to the commerce clause or the Williams Act.(4)

--------

(3) Cendant's disagreement with the definition of control by state regulators is irrelevant: "[w]hether the statutory plan of a state's regulation of insurance 'embodies the wisest and most effective type of regulation' is not for the courts to decide." Holly Springs Funeral Home, Inc. v. United Funeral Service, Inc., 303 F. Supp. 128 (N.D. Miss. 1969) (citations omitted).

(4) Cendant's reliance on the two-page unreported memorandum opinion granting a temporary restraining order in Liberty National is misplaced. In Liberty National, the court restrained the Tennessee insurance commissioner from enforcing a cease and desist order that prevented Torchmark Corporation from soliciting proxies to get representation on American General's board of directors. Without any analysis, the Liberty National court stated that the Tennessee insurance commissioner did not "possess the right to tell shareholders how they may vote, or whether they may vote their shares, in person or by proxy." The court did not mention or analyze the basis under Tennessee law for the insurance commissioner to prohibit the solicitation, or explain why regulation of controlling persons by Tennessee conflicted with the Williams Act. Indeed, Tennessee's assistant commissioner for insurance, David Kumantz, persuasively explained in an affidavit in Liberty National, how and why "the State must exercise careful supervision over who may control insurance companies", that "[t]he appropriate time for initial application of strict regulatory measures is prior to the time control is obtained" and that "once control has passed, it

                                                                  (continued...)

                                   CONCLUSION

                  For all the foregoing reasons, the Court should grant AIG's motion for expedited discovery and motion for a hearing on AIG's motion for a preliminary injunction.

Dated:  February 23, 1998

                                             STEEL HECTOR & DAVIS LLP
                                             200 South Biscayne
                                             Boulevard, Suite 4000
                                             Miami, Florida 33131-2398

Of Counsel:                                  (305) 577-7000
                                             (305) 577-7001  Facsimile

Richard H. Klapper
Tariq Mundiya
Stephanie G. Wheeler
SULLIVAN & CROMWELL                          By:  /s/ Alison S. Bieler, for
125 Broad Street                                  Florida Bar No. 093263
New York, New York                                Lewis F. Murphy, P.A.
                                                  Florida Bar No. 308455

(212) 558-4000

(212) 558-3588 Facsimile                     Attorneys for Defendants
                                             American International Group, Inc.
                                             and AIGF, Inc.


---------------------------
(...continued)
may be too late for effective state regulation to prevent harm to policyholders." (Exhibit C hereto, Affidavit of David J. Kumatz, Tennessee Assistant Commissioner of Insurance, dated May 1, 1990, at 4-6.) To the extent Liberty National is inconsistent with this reasoning, it is wrong. The unreported order by a judge of the Court of Appeals for the Sixth Circuit denying a motion to stay the district court's order is of little precedential value because its principal focus was whether the district court should have abstained from exercising its jurisdiction.

                             CERTIFICATE OF SERVICE

         I HEREBY CERTIFY that a true and correct copy of the foregoing document was served on the 23rd day of February 1998 via facsimile on the following:

         Robert T. Wright
         Shutts & Bowen LLP
         1500 Miami Center
         201 South Biscayne Boulevard
         Miami, Florida 33131

and by facsimile and by hand on the following:

         Jonathan J. Lerner
         Samuel Kadet
         Seth M. Schwartz
         Skadden, Arps, Slate
         Meagher & Flom LLP
         919 Third Avenue
         New York, New York 10022

                                                  /s/ Stephanie G. Wheeler
                                                  --------------------------